Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PALOMAR HOLDINGS, INC.

Palomar Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.                                      Article IV of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended and restated in its entirety to read as follows:

“ARTICLE IV.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Effective immediately upon the filing of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware, each one (1) issued and outstanding share of Common Stock on such date shall be converted into and become seventeen million (17,000,000) shares of Common Stock (the “Stock Split”).  All share amounts, amounts per share and per share numbers set forth in the Certificate of Incorporation shall be appropriately adjusted to reflect the Stock Split.

The designations, preferences, privileges, rights and voting powers and any limitations, restrictions or qualifications thereof, of the shares of each class are as follows:

(a)                                 The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law.

(b)                                 The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors (or any committee to which it may duly delegate the authority granted in this Section (b) of Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock.  Each series of Preferred Stock shall be distinctly designated.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)                                     The designation of the series, which may be by distinguishing number, letter or title.

(ii)                                  The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii)                               The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(iv)                              Dates at which dividends, if any, shall be payable.

(v)                                 The redemption rights and price or prices, if any, for shares of the series.

(vi)                              The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii)                           The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii)                        Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(ix)                              Restrictions on the issuance of shares of the same series or of any other class or series.

(x)                                 The voting rights, if any, of the holders of shares of the series.”

2.                                      The foregoing amendment of the Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

3.                                      This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested by its Chief Executive Officer this     day of March, 2019.

PALOMAR HOLDINGS, INC.

By:
D. McDonald Armstrong, Chief Executive Officer

[Signature Page to Certificate of Amendment of Certificate of Incorporation (Stock Split)]